Exhibit 99.1 THIRD CENTURY BANCORP 80 East Jefferson Street Franklin, IN 46131 Tel. 317-736-7151 Fax 317-736-4225 For Immediate Release: Monday, May 16, 2005

Contact:	Robert D. Heuchan, President and CEO Debra K. Harlow, Chief Financial Officer

THIRD CENTURY BANCORP RELEASES EARNINGS

Franklin, Indiana, OTCBB “TDCB”

Robert D. Heuchan, President and CEO of Third Century Bancorp, the holding company of Mutual Savings Bank, announced that for the quarter ended March 31, 2005, net income amounted to $80,000, a decrease of 32.20% from the earnings for the quarter ended March 31, 2004.

The decrease is primarily due to the addition of staff to meet the increased regulatory demands required of a public company. Salaries and employee benefits increased $189,000 or 33.69% from $561,000 at March 31, 2004 to $750,000 at March 31, 2005.

Total assets decreased $2.7 million at March 31, 2005 to $123.5 million from $126.2 million at December 31, 2004. The decline in assets was due to the withdrawal of $4.0 million, previously on deposit at December 31, 2004, from a commercial account.

Loans increased to $100.1 million at March 31, 2005 from $98.8 million at December 31, 2004, an increase of $1.3 million or 1.32%. Cash and cash equivalents declined $2.8 million as a result of the withdrawn funds previously discussed. Securities held to maturity declined $1.1 million to $9.4 million as a result of maturing investments.

Deposits decreased to $84.2 million at March 31, 2005 from $86.4 million at December 31, 2004, a decrease of $2.2 million, or 2.54%. The decrease in deposits is due to the withdrawn funds previously discussed.

On April 29, 2005, Mutual Savings Bank closed its branch at the Indiana Masonic Home, 690 State Street, Franklin, Indiana. On May 1, 2005, the Bank froze the multi-employer defined benefit pension plan as a cost-control measure for the future.

Forward-looking statements made herein reflect management’s expectation as of the date such statements are made. Such information is provided to assist shareholders and potential investors in understanding current and anticipated financial operations of the company and is included pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1955. The company undertakes no obligation to update any forward-looking statement to reflect events or circumstances that arise after the date such statements are made.

Founded in 1890, Mutual Savings Bank is a full-service financial institution based in Johnson County, Indiana. In addition to its main office at 80 East Jefferson Street, Franklin, Indiana, the bank operates branches in Franklin at 1124 North Main Street, in the Franklin United Methodist Community, as well as in Nineveh and Trafalgar, Indiana.

Selected Consolidated Financial Data

	At March 31, 2005	At December 31, 2004
	(In Thousands)
Selected Consolidated Financial Condition Data:

Total Amount of:
Assets	$123,528	$126,163
Loans Receivable-Net	100,070	98,822
Cash and Cash Equivalents	9,271	12,057
Interest-bearing time deposits	400	200
Investment Securities	9,366	10,455
Deposits	84,217	86,408
FHLB Advances and Other Borrowings	16,000	16,500
Shareholders' Equity-Net	22,847	22,833

	At March 31,
	2005	2004
	(In Thousands, Except Share Data)

Selected Consolidated Earnings Data:
Total Interest Income	$ 1,641	$ 1,474
Total Interest Expense	472	466
Net Interest Income	1,169	1,008
Provision of Losses on Loans	-	12
Net Interest Income After Provision for Losses on Loans	1,169	996
Total Other Income	169	202
General, Administrative and Other Expenses	1,205	974
Income Tax Expense	53	106
Net Income	80	118
Earnings per Share	.05	n/a

Selected Financial Ratios and Other Data:
Interest Rate Spread During Period	3.51%	3.61%
Net Yield on Interest-Earning Assets	3.91	3.83
Return on Average Assets	0.26	0.44
Return on Average Equity	1.39	5.76
Equity to Assets	18.50	18.10
Average Interest-Earning Assets to Average Interest-Bearing Liabilities	126.28	112.47
Non-Performing Assets to Total Assets	0.16	0.48
Allowance for Loan Losses to Total Loans Outstanding	0.99	1.10
Net Charge-Offs to Average Total Loans Outstanding	0.01	0.03
General, Administrative and Other Expense to Average Assets	0.96	0.90
Effective income tax rate	39.85	47.32
Dividend Payout Ratio	82.66	n/a
Number of Full Service Offices	6	6